UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1, 2011

Alliant Techsystems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7480 Flying Cloud Drive Minneapolis, Minnesota	55344-3720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (952) 351-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Compensatory Arrangement of Interim Chief Financial Officer

As previously disclosed by Alliant Techsystems Inc. (“ATK”) in a Form 8-K dated July 11, 2011, Thomas G. Sexton, ATK’s Vice President and Corporate Controller, was appointed Vice President and Interim Chief Financial Officer of ATK, effective August 8, 2011.  On August 1, 2011, the Personnel and Compensation Committee of ATK’s Board of Directors approved an increase in Mr. Sexton’s compensation, in consideration of his new position and responsibilities.  Commencing August 8, 2011 and effective until a permanent Chief Financial Officer is elected, Mr. Sexton’s annual base salary shall be $400,000, payable in biweekly cash installments.

Amendment and Restatement of Executive Officer Incentive Plan

On August 2, 2011, ATK’s stockholders approved the amendment and restatement of the Alliant Techsystems Inc. Executive Officer Incentive Plan (the “Incentive Plan”).  The Incentive Plan is designed to

•                  provide cash incentive compensation to ATK’s executive officers in accordance with ATK’s performance-based compensation principles by directly relating awards payable under the Incentive Plan to company, business unit and/or individual performance; and

•                  ensure that payments of cash incentive compensation will be fully deductible by ATK under Section 162(m) of the Internal Revenue Code.

The amendments to the Incentive Plan consist primarily of minor conforming and technical changes, including the addition of a provision clarifying that awards under the Incentive Plan are subject to ATK’s executive compensation recoupment policy.

The Personnel and Compensation Committee of ATK’s Board of Directors administers the Incentive Plan and determines the performance goals for each performance period, according to the terms of the Incentive Plan.  Participation in the Incentive Plan is limited to ATK’s executive officers.  A participant who is a “Covered Employee,” as defined in Section 162(m) of the Internal Revenue Code, may not receive more than $5,000,000 under the Incentive Plan in any fiscal year.  No awards may be granted under the Incentive Plan after August 2, 2016, which is five years after ATK’s stockholders approved the amended and restated Incentive Plan.

This description of the Incentive Plan is qualified in its entirety by reference to the full text of the Incentive Plan, which is attached to this report as Exhibit 10.1 and is hereby incorporated by reference.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

ATK held its Annual Meeting of Stockholders on August 2, 2011.  The stockholders voted upon the following proposals: (1) election of 10 directors, (2) advisory vote on executive compensation, (3) advisory vote on the frequency of future advisory votes on executive compensation, (4) approval of an amendment and restatement of the Alliant Techsystems Inc. Executive Officer Incentive Plan, and (5) ratification of the appointment of Deloitte & Touche LLP as ATK’s independent registered public accounting firm for the fiscal year ending March 31, 2012.  The final voting results are set forth below.

Proposal 1:  Election of Directors.  The 10 nominees for election to the Board of Directors were elected to serve until the 2012 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, based upon the following votes:

	For	Withheld	Broker Non-Votes
Roxanne J. Decyk	28,167,634	573,603	2,349,098

Mark W. DeYoung	28,148,838	592,399	2,349,098

Martin C. Faga	28,206,417	534,820	2,349,098

Ronald R. Fogleman	28,158,273	582,964	2,349,098

April H. Foley	28,221,656	519,581	2,349,098

Tig H. Krekel	28,172,575	568,662	2,349,098

Douglas L. Maine	28,206,899	534,338	2,349,098

Roman Martinez IV	28,183,590	557,647	2,349,098

Mark H. Ronald	28,186,883	554,354	2,349,098

William G. Van Dyke	28,194,868	546,369	2,349,098

Proposal 2:  Advisory Vote on Executive Compensation. The compensation of ATK’s “named executive officers,” as disclosed in ATK’s proxy statement dated June 16, 2011, was approved, on an advisory basis, based upon the following votes:

For	Against	Abstain	Broker Non-Votes
27,041,500	1,612,211	87,526	2,349,098

Proposal 3:  Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation.  ATK’s stockholders indicated their approval, on an advisory basis, of conducting future advisory votes on executive compensation every year, based upon the following votes:

1 Year	2 Years	3 Years	Abstain	Broker Non-Votes
25,810,505	81,692	2,773,720	75,320	2,349,098

In connection with the Annual Meeting, ATK’s Board of Directors had recommended that stockholders vote for conducting future advisory votes on executive compensation every year.  In light of this recommendation and considering the strong support for an annual vote as reflected in the results above, ATK will conduct future advisory votes to approve the compensation of ATK’s named executive officers every year.

Proposal 4:  Approval of an Amendment and Restatement of the Executive Officer Incentive Plan.  The amendment and restatement of the Alliant Techsystems Inc. Executive Officer Incentive Plan was approved based upon the following votes:

For	Against	Abstain	Broker Non-Votes
27,478,652	1,158,895	103,690	2,349,098

Proposal 5:  Ratification of Appointment of Independent Registered Accounting Firm.  The proposal to ratify the appointment of Deloitte & Touche LLP as ATK’s independent registered public accounting firm for the fiscal year ending March 31, 2012 was approved based upon the following votes:

For	Against	Abstain	Broker Non-Votes
30,629,414	410,218	50,703	—

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1	Alliant Techsystems Inc. Executive Officer Incentive Plan (As Amended and Restated Effective August 2, 2011).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

Date: August 2, 2011	By:	/s/ KEITH D. ROSS
Keith D. Ross Senior Vice President, General Counsel and Secretary